CERTIFICATE OF AMENDMENT

OF

THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PHOENIX INDIA ACQUISITION CORP.

Phoenix India Acquisition Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

First: The Board of Directors of the Corporation (the “Board”), acting by Unanimous Written Consent in accordance with Section 141(f) of the General Corporation Law of the State of Delaware, adopted a resolution authorizing the Corporation to effect a reverse split of its common stock and to file this Certificate of Amendment:

The first paragraph of Article FOURTH, of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

“FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 90,000,000 of which 89,000,000 shares shall be Common Stock of the par value of $.0001 per share and 1,000,000 shares shall be Preferred Stock of the par value of $.0001 per share. Effective upon filing on January 11, 2006 (the “Effective Date”), every two (2) shares of the Corporation’s issued and outstanding Common Stock shall be combined into one (1) fully paid and nonassessable share of Common Stock (the “Reverse Split Ratio”). Prior to the reverse split, the Corporation had 3,125,000 shares outstanding. After the reverse split, the Corporation will have 1,562,500 shares outstanding. The Reverse Split Ratio shall apply to all options and warrants outstanding on the Effective Date.”

Second: That in lieu of a meeting and vote of stockholders, the stockholders have given Unanimous Written Consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

Third: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Phoenix India Acquisition Corp. has caused this certificate to be signed by Raju Panjwani, its Chairman, this 11th day of January, 2006.

Phoenix India Acquisition Corp.

By:	/s/ Raju Panjwani
Raju Panjwani
Chairman